Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

United States Gasoline Fund, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Exchange-Traded Security	United States Gasoline Fund	Rule 457(u)	Indeterminate Amount of Securities	(1)	(1)	(1)	(1)
Carry Forward Securities
Carry Forward Securities	Exchange-Traded Security	United States Gasoline Fund	Rule 415(a)(6)	30,000,000	$50.00	$1,500,000,000		$58,520	S-1	333-142206	2/22/2008	$7,607.60
Carry Forward Securities	Exchange-Traded Security	United States Gasoline Fund	Rule 415(a)(6)	50,000,000	$34.24	$1,712,000,000		$95,529.60	S-1	333-162717	4/30/2010	$103,137.20
	Total Offering Amounts					(1)		(1)
	Total Fees Previously Paid							—
	Total Fee Offsets							$103,137.20
	Net Fee Due							(1)

(1) The registration statement covers an indeterminate amount of securities to be offered or sold and the filing fee will be calculated and paid in accordance with Rule 456(d) and Rule 457(u).